UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.           )
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Concho Resources Inc.

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CONCHO RESOURCES INC.
550 West Texas Avenue
Suite 100
Midland, Texas

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Concho Resources Inc.:

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Concho Resources Inc. will be held in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas, on Tuesday, June 2, 2009, at 3:00 p.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. to elect two Class II directors, each for a term of three years;

2.	to ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 17, 2009, the record date for the meeting.

By Order of the Board of Directors

David W. Copeland
Vice President, General Counsel and Secretary

Midland, Texas
April 24, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 2, 2009:

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s 2008 Annual Report to Stockholders, are available free of charge at http:/www.conchoresources.com/proxy.

YOUR VOTE IS IMPORTANT

Please date, sign and return the enclosed proxy card promptly so that your shares may be voted in accordance with your wishes and so that there is a quorum at the Annual Meeting.

CONCHO RESOURCES INC.
550 West Texas Avenue
Suite 100
Midland, Texas

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Concho Resources Inc. (the “Company”) for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Board of Directors of the Company requests your proxy for the Annual Meeting that will be held Tuesday, June 2, 2009, at 3:00 p.m. Central Time, in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by (i) delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

DELIVERY OF PROXY MATERIALS

The approximate date on which this Proxy Statement, accompanying Notice of 2009 Annual Meeting of Stockholders and proxy card, and the Company’s 2008 Annual Report to Stockholders are first being sent or given to stockholders is April 24, 2009.

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s 2008 Annual Report to Stockholders, are available free of charge at http://www.conchoresources.com/proxy.

QUORUM AND VOTING

Voting Stock.  The Company’s common stock, par value $.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date.  The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 17, 2009. As of the record date, 85,220,687 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments.  A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Vote Required.  Only stockholders of record at the close of business on April 17, 2009 have the right to vote at the Annual Meeting. Directors will be elected by a plurality of all votes cast. Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast at the Annual Meeting with respect to the proposal. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections nor on the ratification of the selection of the independent registered public accounting firm of the Company.

Default Voting.  A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the two persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class II directors; and

•	FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

ITEM ONE:  ELECTION OF DIRECTORS

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board of Directors has nominated the following individuals for election as Class II directors of the Company with their terms to expire in 2012, when they are to be re-elected or their successors are elected and qualified or until their earlier resignation or removal:
Steven L. Beal
Tucker S. Bridwell

Messrs. Beal and Bridwell are currently serving as Class II directors of the Company. Their biographical information is contained in “Directors and Executive Officers” below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. Mr. Beal announced his intention to retire from the offices of President and Chief Operating Officer effective June 30, 2009; however, Mr. Beal advised the Board of Directors that, if re-elected to the Board of Directors, he will continue to serve in such capacity. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board of Directors nominates.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information, as of the date of this Proxy Statement, regarding the Company’s directors and executive officers:

Name	Age	Position

Timothy A. Leach	49	Chairman of the Board of Directors, Chief Executive Officer and Class I Director
Steven L. Beal	50	President, Chief Operating Officer and Class II Director
David W. Copeland	52	Vice President, General Counsel and Secretary
Jack F. Harper	37	Vice President — Business Development and Capital Markets
Darin G. Holderness	45	Vice President, Chief Financial Officer and Treasurer
Matthew G. Hyde	53	Vice President — Exploration and Land
E. Joseph Wright	49	Vice President — Engineering and Operations
Tucker S. Bridwell	57	Class II Director
William H. Easter III	59	Class I Director
W. Howard Keenan, Jr.	58	Class I Director
Ray M. Poage	61	Class III Director
A. Wellford Tabor	40	Class III Director

Set forth below is biographical information about each of the Company’s executive officers and directors. Executive officers serve at the discretion of the Board of Directors. Concho Equity Holdings Corp. was formed in April 2004 by certain members of the Company’s management and private equity investors, and became a wholly-owned subsidiary of the Company in 2006.

Timothy A. Leach has been a director and the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006. Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company at December 31, 2008. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Leach was involved in private investments. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From September 1989 until May 1997, Mr. Leach was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as Executive Vice President and as a member of Parker & Parsley Petroleum Company’s Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Steven L. Beal has been a director and the President and Chief Operating Officer of the Company since its formation in February 2006. Mr. Beal was a director and the President and Chief Operating Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company at December 31, 2008. Mr. Beal was a director and the Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from its formation in January 2001 until he became its President and Chief Operating Officer in August 2002, a position he held until its sale in January 2004. From January 2004 to April 2004, Mr. Beal was involved in private investments. Mr. Beal was a director and the Vice President and Chief Financial Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From October 1988 until May 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its Senior Vice President and Chief Financial Officer and as a member of Parker & Parsley Petroleum Company’s Executive Committee. From 1981 until February 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse (now Price Waterhouse Cooper). He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting.

David W. Copeland has been the Vice President, General Counsel and corporate Secretary of the Company since its formation in February 2006. Mr. Copeland was the Vice President, General Counsel and corporate

Secretary of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company at December 31, 2008. Mr. Copeland was a director and the Executive Vice President, General Counsel and corporate Secretary of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Copeland was involved in private investments. Mr. Copeland was a director and the Vice President, General Counsel and corporate Secretary of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From 1991 until June 1997, Mr. Copeland was employed in the Legal Department of Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company), and served as its Vice President, Associate General Counsel from 1994 until June 1997. Prior to joining Parker & Parsley Petroleum Company, Mr. Copeland was a partner with the Midland, Texas law firm of Stubbeman, McRae, Sealy, Laughlin & Browder, where his practice was concentrated in corporate, banking and other commercial matters. He is a graduate of Midwestern State University with a Bachelor of Business Administration degree in Accounting and a graduate of Texas Tech University School of Law with a Doctor of Jurisprudence degree.

Jack F. Harper has been the Vice President — Business Development and Capital Markets of the Company since May 2007. Mr. Harper was the Director of Investor Relations and Business Development of the Company from July 2006 until May 2007. From October 2005 until July 2006, Mr. Harper was involved in private investments. From October 2002 until October 2005, Mr. Harper was employed by Unocal Corporation where he served as Manager of Planning and Evaluation and Manager of Business Development for Unocal Corporation’s wholly owned subsidiary, Pure Resources, Inc. From May 2000 until October 2002, Mr. Harper was employed by Pure Resources, Inc. in a variety of capacities, including in his last position as Vice President, Finance and Investor Relations. From December 1996 until May 2000, Mr. Harper was employed by Tom Brown, Inc., where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

Darin G. Holderness has been the Vice President, Chief Financial Officer and Treasurer of the Company since August 2008. From May 2008 until August 2008, Mr. Holderness was employed by Eagle Rock Energy Partners, L.P. as Senior Vice President and Chief Financial Officer. From November 2004 until May 2008, Mr. Holderness served as Vice President and Chief Accounting Officer of Pioneer Natural Resources Company. From April 2004 until November 2004, he served as Vice President and Chief Financial Officer of Basic Energy Services, Inc. From May 2000 until April 2004, he was an officer, including serving as Vice President and Controller, of Pure Resources, Inc. Mr. Holderness holds a Bachelor of Business Administration degree in Accounting from Boise State University and is a certified public accountant.

Matthew G. Hyde joined the Company as its Vice President — Exploration in May 2008, and was appointed the Vice President — Exploration and Land of the Company in November 2008. From January 2008 to May 2008, Mr. Hyde was involved in private investments. From March 2001 to December 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation. From April 1998 to February 2001, Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration degree from the University of California Los Angeles.

E. Joseph Wright has been the Vice President — Engineering and Operations of the Company since its formation in February 2006. Mr. Wright was the Vice President — Operations & Engineering of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company at December 31, 2008. Mr. Wright was Vice President — Operations/Engineering of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Wright was involved in private investments. Mr. Wright served in various engineering and operations positions for Concho Resources Inc. (which was a different company than the Company), including serving as its Vice President — Operations, from 1998 until its sale in June 2001. From 1982 until February 1998, Mr. Wright was employed by Mewbourne Oil Company in several operations, engineering and capital markets positions. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Tucker S. Bridwell has been a director of the Company since its formation in February 2006. Mr. Bridwell was a director of Concho Equity Holdings Corp. from its formation in April 2004 until February 2006. Mr. Bridwell has been the President of each of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities, each of which is a stockholder of the Company. He has over twenty-five years experience in the areas of finance and energy. Mr. Bridwell served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002. Mr. Bridwell is a director of Petrohawk Energy Corporation and First Financial Bankshares, Inc. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree in Accounting and a Master of Business Administration degree, and is a certified public accountant.

William H. Easter III has been a director of the Company since February 2008. Mr. Easter’s career spans over thirty years in the areas of natural gas supply, processing, marketing and transportation, as well as crude oil and petroleum refining, marketing and transportation. Mr. Easter is the past Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC), having retired from such company in January 2008. He joined DCP Midstream, LLC in January 2004 as Chairman, President and Chief Executive Officer. He also served as director of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., from January 2004 until February 2005, and as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, from November 2005 to January 2008. From August 2002 through January 2004, Mr. Easter served as Vice President of State Government Affairs for ConocoPhillips. From 1998 to 2002, Mr. Easter served as General Manager of the Gulf Coast Refining, Marketing and Transportation Business Unit of Conoco Inc. Since his retirement from DCP Midstream, LLC in January 2008, Mr. Easter has been involved in private investments. He also served as a member of the Board of Directors for Junior Achievement Rocky Mountain Inc. and the University of Colorado at Denver Business School Advisory Board. Mr. Easter earned his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

W. Howard Keenan, Jr. has been a director of the Company since its formation in February 2006. Mr. Keenan previously was a director of Concho Equity Holdings Corp from its formation in April 2004 until February 2006. Mr. Keenan has over thirty years of experience in the areas of finance and energy. Since 1997, he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. Two limited partnerships managed by Yorktown Partners LLC are stockholders of the Company. Mr. Keenan is also a director of GeoMet, Inc. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan holds a Bachelor of Arts degree in English from Harvard College and a Master of Business Administration degree from Harvard University.

Ray M. Poage has been a director of the Company since August 2007. Mr. Poage was a partner in KPMG LLP from 1980 to June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing accounting services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. Since June 2002, Mr. Poage has been involved in private investments. Mr. Poage is a director of Parallel Petroleum Corporation. Mr. Poage received a Bachelor of Business Administration degree in Accounting from Texas Tech University, and is a certified public accountant.

A. Wellford Tabor has been a director of the Company since its formation in February 2006. Mr. Tabor was a director of Concho Equity Holdings Corp. from its formation in April 2004 until February 2006. Mr. Tabor served as a director of Concho Oil & Gas Corp. from March 2003 until its sale in January 2004. Mr. Tabor is a Partner with Wachovia Capital Partners, which is a stockholder of the Company. Prior to joining Wachovia Capital Partners in 2000, Mr. Tabor was a director at The Beacon Group from 1995 to 2000. From 1991 to 1993, he worked in the Investment Banking Division at Morgan Stanley & Co. Mr. Tabor is also a director of several privately held energy and financial services companies in which Wachovia Capital Partners is an investor. Mr. Tabor received an undergraduate degree in History from the University of Virginia and a Master of Business Administration degree from The Graduate School of Business at Stanford University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;

•	qualifications, independence, responsibilities, tenure and compensation of directors;

•	size of the Board of Directors;

•	director resignation process;

•	committee functions and independence of committee members;

•	meetings of non-management directors;

•	performance review of the Board of Directors; and

•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are reviewed periodically and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

Rather than adopting categorical standards, the Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (“NYSE”). After reviewing all relationships each director has with the Company, including any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Bridwell, Easter, Keenan, Poage and Tabor. Mr. Leach, the Company’s Chief Executive Officer, and Mr. Beal, the Company’s President and Chief Operating Officer, are not considered by the Board of Directors to be independent directors because of their employment with the Company.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among the Company’s directors, its non-management directors (all of whom are independent) meet in executive session in conjunction with each regular board meeting and as otherwise determined by the Lead Director of the Board of Directors.

The Board of Directors elected Mr. Bridwell, an independent director, to serve as the Lead Director of the Board of Directors. In this capacity Mr. Bridwell provides, in conjunction with the Chairman of the Board of Directors, leadership and guidance to the Board of Directors. As the Lead Director, Mr. Bridwell also (i) serves as chairman of executive sessions of the non-management directors; and (ii) in consultation with the Chairman of the Board of Directors, establishes the agenda for each meeting of the Board of Directors, taking into account the suggestions of other directors. Interested parties who wish to communicate with the Board of Directors, its committees or the Chairman of the Board of Directors, the Lead Director or any other individual director should follow the procedures described below under “Interested Party Communications.”

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. Five of the Company’s directors, including three non-employee directors, attended last year’s annual meeting.

Interested Party Communications

The Company’s stockholders and other interested persons may communicate with the Board of Directors, any committee of the Board of Directors or the Chairman of the Board of Directors, the Lead Director or any other individual director by sending communications to: Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication (i) complies with the requirements of any applicable policy adopted by the Board of Directors relating to the subject matter of the communication; and (ii) falls within the scope of matters generally considered by the Board of Directors. To the extent the subject matter of a communication relates to matters that have been delegated by the Board of Directors to a committee or to an executive officer of the Company, the Company’s General Counsel may forward the communication to the chairperson of the committee or executive officer to which the matter has been delegated. The acceptance and forwarding of communication to the members of the Board of Directors or an executive officer does not imply or create any fiduciary duty of any member of the Board of Directors or executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on the Company’s website at www.conchoresources.com:

•	Amended and Restated Charter of the Audit Committee of the Board of Directors

•	Charter of the Compensation Committee of the Board of Directors

•	Charter of the Nominating & Governance Committee of the Board of Directors

•	Code of Business Conduct and Ethics

•	Financial Code of Ethics

•	Corporate Governance Guidelines

•	Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary.

MEETINGS AND COMMITTEES OF DIRECTORS

General

The Board of Directors held fifteen meetings, and its non-management directors met in executive session five times, during 2008. No director attended fewer than 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Audit Committee

The members of the Audit Committee are Messrs. Poage (Chairman), Bridwell, Easter and Tabor. The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Poage is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held nine meetings during 2008.

The Audit Committee has the authority to retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors in fulfilling its oversight responsibilities regarding general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications, independence and performance. Among other things, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes; preparing the Audit Committee Report for inclusion in the Company’s proxy statement; selecting and evaluating the Company’s independent registered public accounting firm; reviewing and approving, as appropriate, any related person transactions; and overseeing any investigations into complaints concerning financial matters.

Compensation Committee

The members of the Compensation Committee are Messrs. Tabor (Chairman), Easter and Keenan, with Mr. Bridwell having resigned from the Compensation Committee on February 26, 2009, after having served on the committee during all of 2008. The Board of Directors has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the listing standards of the NYSE. The Compensation Committee held six meetings during 2008.

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine. The Compensation Committee Chairman makes decisions regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on information supplied by the person requesting the special meeting. The Company’s Chief Executive Officer and President make recommendations to the Compensation Committee regarding the compensation of other executive officers and provide information to the Compensation Committee regarding the other executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. The Compensation Committee has engaged the services of Longnecker & Associates since 2007 to apprise the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; inform the Compensation Committee of compensation-related regulatory developments; provide peer group survey data to establish compensation ranges for the various elements of compensation; provide an evaluation of the competitiveness of the Company’s non-employee director and executive compensation and benefits programs; assess the relationship between executive pay and performance; and advise on the design of the Company’s incentive compensation programs, including metric selection and the design of the Company’s equity incentive award program.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Messrs. Bridwell (Chairman), Keenan and Tabor, with Mr. Bridwell having been appointed Chairman by the Board of Directors on February 26, 2009, upon the resignation of Mr. Keenan as Chairman. The Board of Directors has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE. The Nominating & Governance Committee held six meetings during 2008.

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors by evaluating potential new members of the Board of Directors, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K provide that in identifying, evaluating and recommending to the Board of Directors director nominees the Nominating & Governance Committee shall identify persons who (i) are selected on the basis of their business and professional experience and qualifications, including service on the boards of directors of other companies; (ii) have demonstrated leadership in other companies or government, finance or accounting, higher education or other fields or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen; (iii) possess the highest personal and professional ethics, integrity and values and are committed to the Company’s core values; (iv) are willing to commit the required time to serve as a member of the Board of Directors and its committees; and (v) will represent all stockholders rather than special interest groups or any group of stockholders.

In determining whether to recommend a director for re-election to the Board of Directors, in accordance with such policies and procedures the Nominating & Governance Committee shall consider the director’s:

•	past Board of Directors’ and committee meeting attendance and performance;

•	length of Board of Directors’ service;

•	personal and professional integrity, including commitment to the Company’s core values;

•	experience, skills and contributions to the Board of Directors; and

•	independence under applicable standards.

ITEM TWO:  RATIFICATION OF SELECTION OF INDEPENDENT
       REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009. Grant Thornton LLP has audited the Company’s and its predecessors’ financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2008 was completed by Grant Thornton LLP on February 27, 2009.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2009.

AUDIT MATTERS

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to (i) annually review and reassess its performance and the adequacy of its charter; (ii) pre-approve audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (iv) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) review with management the Company’s major financial risk exposures; (vi) review changes to the Company’s significant auditing and accounting principles and practices; (vii) review the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (viii) assist the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

On February 25, 2009, the Audit Committee reviewed and assessed its performance during 2008 and the adequacy of its charter, and subsequently (i) reported to the Board of Directors the results of such assessment and review; and (ii) recommended to the Board of Directors that it adopt and approve an Amended and Restated Charter of the Audit Committee of the Board of Directors, which was done by the Board of Directors.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2009.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Ray M. Poage (Chairman)
Tucker S. Bridwell
William H. Easter III
A. Wellford Tabor

Audit and Other Fees

The table below sets forth the aggregate fees billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years:

	For the Years Ended December 31,
	2008	2007

Audit Fees(1):
Audit	$465,039	$211,632
Quarterly Reviews	140,376	176,847
SEC Filings	17,567	271,698

Subtotal	622,982	660,177
Audit Related Fees(2)	—	260,438
Tax Fees(3)	329,753	187,175
All Other Fees	—	—

Total	$952,735	$1,107,790

(1)	Includes audit of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2007 and 2008.

(2)	Audits of acquired oil and natural gas and related properties in 2007.

(3)	Tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2008, the Audit Committee approved 100% of the services described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information about the Company’s equity compensation plans as of December 31, 2008:

	(a)		(b)	(c)
Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to		Weighted-Exercise	Equity Compensation
	be Issued Upon Exercise		Price of	Plans (Excluding
	of Outstanding Options,		Outstanding	Securities Reflected in
Plan Category	Warrants and Rights		Options	Column (a)

Equity compensation plan approved by security holders(1)	2,731,324	(2)	$12.46	1,993,507
Equity compensation plan not approved by security holders(3)	—		—	—

Total	2,731,324			1,993,507

(1)	In August 2006, the stockholders of the Company approved the Concho Resources Inc. 2006 Stock Incentive Plan, the Company’s only equity compensation plan, which provides for the issuance of up to 5.85 million shares of the Company’s common stock.There are no outstanding warrants or equity rights awarded under the Company’s equity compensation plan.

(2)	These securities do not include shares of restricted stock awarded under the Concho Resources Inc. 2006 Stock Incentive Plan.

(3)	None.

DIRECTOR COMPENSATION

The table below summarizes compensation paid by the Company to non-employee directors during 2008:

	Fees Earned	Stock
	or Paid in	Awards
Name(1)	Cash(2)	(3)(4)(5)(6)	Total

Tucker S. Bridwell	$60,500	$45,490	$105,990
William H. Easter, III	56,500	90,979	147,479
W. Howard Keenan, Jr.(7)	55,000	45,490	100,490
Ray M. Poage	54,500	68,193	122,693
A. Wellford Tabor(8)	59,000	45,490	104,490

(1)	The Company’s employee directors are not included because they receive no compensation for serving on the Board of Directors.

(2)	Fees earned during the fourth quarter of each year are paid during the first quarter of the next year.

(3)	Stock awards represent the dollar amount of compensation expense recognized by the Company for financial statement reporting purposes for the year ended December 31, 2008, determined in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payments (“SFAS 123(R)”). The Company values its restricted stock awards based on the average of the high and low market-quoted sales prices of the Company’s common stock on the grant date of the award. Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	The grant-date fair value of stock awards granted to directors during 2008 were, respectively: (i) for Messrs. Bridwell, Keenan and Tabor, $54,588; (ii) for Mr. Poage, $77,175; and (iii) for Mr. Easter, $109,175.

(5)	Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2008, totaled 2,500 shares each for Messrs. Bridwell, Keenan, Poage and Tabor, and 5,000 shares for Mr. Easter; restrictions on these shares lapse February 27, 2009, except as to Mr. Poage’s shares, as to which restrictions lapse on August 7, 2009.

(6)	There were no options to purchase the Company’s common stock granted to directors as of December 31, 2008.

(7)	Mr. Keenan directed that all cash fees due him as director compensation be paid to Yorktown Energy Partners V, L.P., and Yorktown Energy Partners VI, L.P., and he holds all securities received as director compensation for the benefit of those entities. Mr. Keenan waived all securities to be awarded during 2009 as director compensation. Mr. Keenan disclaims beneficial ownership of all securities awarded as director compensation, as well as those held by those entities, except to the extent of his pecuniary interest therein.

(8)	Mr. Tabor directed that cash fees due him as director compensation prior to January 1, 2009 be paid to Wachovia Capital Partners (“WCP”), and he holds these securities received as director compensation for the benefit of WCP. Mr. Tabor disclaims beneficial ownership of all securities held for, as well as those held by, WCP and its affiliates, except to the extent of his pecuniary interest therein.

The Board of Directors believes that providing a compensation package at the market median is necessary to attract and retain qualified non-employee directors. The Board of Directors believes that the compensation package should require a significant portion of the total compensation package to be equity-based to align the interests of the Company’s directors and stockholders.

The elements of compensation for the Company’s non-employee directors during the year ended December 31, 2008 were:

•	each non-employee director received an annual retainer fee of $35,000, plus $1,000 for each Board of Directors’ meeting attended and $500 for each committee meeting attended;

•	each non-employee director received an initial equity award of 5,000 shares of restricted stock upon appointment or election to the Board of Directors; and

•	each non-employee director received an annual equity award of 2,500 shares of restricted stock following his initial service year.

After review with Longnecker & Associates of non-employee director compensation paid by the Company’s peer group, the Compensation Committee approved the following compensation plan for non-employee directors, effective January 1, 2009:

•	an annual retainer fee of $40,000;

•	annual retainer fees of $15,000, $10,000 and $7,500, respectively, to the chairpersons of the Audit Committee, Compensation Committee and Nominating & Governance Committee;

•	attendance fees of $1,500 and $1,000, respectively, for Board of Directors’ and committee meetings; and

•	annual equity awards of shares of restricted stock to each non-employee director having a value of $125,000.

The price used to determine the value of restricted shares granted for non-employee directors’ equity awards is the average of the high and low market-quoted sales prices of the Company’s common stock on the grant date of the award. Time of service related forfeiture restrictions on the Company’s restricted stock issued to non-employee directors generally lapse twelve months following the grant date of the award. All cash fees are paid quarterly to non-employee directors.

Additionally, each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in the Company’s general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board of Directors or its committees. Neither the Company’s Chief Executive Officer nor its President and Chief Operating Officer receives compensation for serving on the Board of Directors.

In February 2008, the Compensation Committee established stock ownership guidelines for the Company’s non-employee directors under which each non-employee director is expected to own shares of the Company’s common stock with a market value equal to at least three times the annual cash retainer paid to such non-employee director. When evaluating compliance with these guidelines, shares of the Company’s common stock owned by affiliates of each non-employee director will be included in the calculation. Each non-employee director is expected to meet this guideline within three years of becoming a director.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future Company performance goals and measures. These goals and measures are disclosed in the limited context of the Company’s compensation and benefits programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Introduction and Overview

General.  This Compensation Discussion and Analysis (i) explains the Company’s compensation philosophy, objectives, policies and practices with respect to its executive officers, and (ii) analyzes the elements of compensation for each of the individuals identified below, whom the Company refers to in this Compensation Discussion and Analysis as the Company’s “named executive officers.”

Name	Principal Position

Timothy A. Leach	Chairman and Chief Executive Officer
Steven L. Beal	President and Chief Operating Officer
Jack F. Harper	Vice President — Business Development and Capital Markets
Darin G. Holderness	Vice President — Chief Financial Officer and Treasurer
E. Joseph Wright	Vice President — Engineering and Operations
Curt F. Kamradt(1)	Vice President — Chief Financial Officer and Treasurer

(1)	Mr. Kamradt resigned his employment with the Company effective June 23, 2008.

Compensation Philosophy and Objectives.  The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

Total Compensation.  In determining total compensation for the Company’s executive officers, the Compensation Committee intends to align management incentives with long-term value creation for the Company’s stockholders. To that end, the Compensation Committee targets total compensation to be such that base salaries are at or below the market median and that annual cash incentives and long-term incentives provide the opportunity to realize total compensation at or above the 50th percentile of the Company’s peer group based on individual and Company performance.

Setting Executive Officer Compensation

Role of the Compensation Committee.  The Compensation Committee approves all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and administers the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers. In his role as chairman of the Compensation Committee, Mr. Tabor sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled Compensation Committee meetings. Mr. Tabor regularly reports to the entire Board of Directors regarding compensation matters and calls upon the counsel and expertise of other members of the Board of Directors as he and the other members of the Compensation Committee deem advisable.

Role of Executive Officers.  The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer and its President. When determining compensation for other executive officers, the Compensation Committee meets with the Chief Executive Officer and President. The Company’s Chief Executive Officer and President together review other executive officers’ performance with the Compensation Committee and make recommendations with respect to appropriate base salaries, awards under the Company’s annual cash incentive plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and President and other considerations discussed below, the Compensation Committee establishes and approves the compensation package for each of the Company’s other executive officers.

Use of Peer Group Comparisons.  The Compensation Committee has selected a group of companies that it considers a “peer group” for executive compensation analysis purposes. Longnecker & Associates, the Compensation Committee’s independent compensation consultant, compiles compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. The Compensation Committee uses the compensation data to compare the compensation of the Company’s executive officers to comparably titled persons at companies within its peer group, targeting base salaries for the Company’s executive officers which are at or below the market median of its peer group, and targeting annual cash and long-term incentives so that the Company’s executive officers will have the opportunity to realize total compensation at or above the 50th percentile of the Company’s peer group based on Company and individual performance.

Each year, the Compensation Committee reviews and re-determines the composition of the Company’s peer group so that the peer group consists of oil and gas exploration and production companies (i) with annual revenue and market capitalization similar to the Company, and (ii) who potentially compete with the Company for executive talent.

For 2008, the Company’s peer group consisted of :

•	Atlas Energy Resources, LLC	•	EXCO Resources, Inc.
•	Bill Barrett Corporation	•	Goodrich Petroleum Corporation
•	Bois d’Arc Energy, Inc.	•	Parallel Petroleum Corporation
•	Carrizo Oil & Gas, Inc.	•	PetroQuest Energy, Inc.
•	Clayton Williams Energy, Inc.	•	Rosetta Resources Inc.
•	Comstock Resources, Inc.	•	Swift Energy Company
•	Encore Acquisition Company	•	Whiting Petroleum Corporation

As a result of the Company’s growth in size and scale relative to certain of the companies in the peer group, and changes to certain of such companies, the Compensation Committee modified the peer group for 2009 by (i) adding Arena Resources, Inc., Cabot Oil & Gas Corporation, Continental Resources, Inc., Denbury Resources Inc., Petrohawk Energy Corporation, Quicksilver Resources Inc., Range Resources Corporation and St. Mary Land & Exploration Company; and (ii) removing Bois d’Arc Energy, Inc., Carrizo Oil & Gas, Inc., Clayton Williams Energy Inc., Goodrich Petroleum Corporation, Parallel Petroleum Corporation and PetroQuest Energy, Inc.

Role of Compensation Consultant.  The Compensation Committee has retained Longnecker & Associates since 2007 as an independent compensation consultant to assist the Compensation Committee in developing the Company’s non-employee director and executive compensation program. In this capacity, Longnecker & Associates reports only to the Compensation Committee and does no other work for the Company. Representatives from Longnecker & Associates attend many of the Compensation Committee meetings and advise the Compensation Committee on an ongoing basis with regard to general trends in director and executive compensation matters, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection and (iv) other matters requested from time to time by the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate its compensation consultant.

Elements of the Company’s Executive Officer Compensation Program

Overview.  The Company’s executive officer compensation program is comprised of the following four components: base salaries, performance-based annual cash incentive awards, long-term equity incentive grants and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component for compensation during 2008 based on the Company’s recruiting and retention goals, its view of internal parity and consistency, peer group data and overall Company performance. In consideration of internal parity and consistency, the Compensation Committee has always provided identical compensation packages to Mr. Leach, the Company’s Chairman and Chief Executive Officer and Mr. Beal, its President and Chief Operating Officer. When reviewing peer group compensation information for Messrs. Leach and Beal, the Compensation Committee considers an average of the market data for those two positions at the Company’s peer group companies.

Base Salaries.  The Company pays base salaries to provide a minimum, fixed level of cash compensation for its executive officers. The Compensation Committee believes that paying base salaries near the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s executive officers as compared to the salaries of comparably titled officers in the Company’s peer group companies. The Compensation Committee established 2008 base salary levels for each named executive officer after consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team. Based on that review, the Compensation Committee increased the 2008 annual base salaries of Messrs. Leach and Beal to $450,000 and left the base salaries of the other named executive officers unchanged.

For 2009, the Compensation Committee process for setting executive officer base salaries was similar to the process for 2008, and the Compensation Committee established 2009 base salary levels for the Company’s named executive officers, as follows:

Name	2009 Base Salary	Salary Increase

Timothy A. Leach	$475,000	5.6%
Steven L. Beal	475,000	5.6%
Jack F. Harper	265,000	17.8%
Darin G. Holderness	285,000	14.0%
E. Joseph Wright	300,000	20.0%

Performance-based Annual Cash Incentive Awards.  The Compensation Committee utilizes performance-based annual cash incentive awards to reward achievement of certain performance goals with a time horizon of one year or less. Each year, the Compensation Committee establishes an annual cash incentive program, because the Compensation Committee believes that the payment of annual cash incentive awards upon the achievement of certain performance goals is necessary to achieve its compensation objectives of motivating and rewarding the Company’s executive officers as well as aligning the interests of the Company’s executive officers and stockholders with the performance of the Company on a short-term basis.

For 2008, the Compensation Committee established the 2008 annual cash incentive compensation plan (the “2008 Incentive Compensation Plan”) to reward the Company’s executive officers for performance relative to certain performance metrics, which include:

•	production growth;

•	EBITDAX per share;

•	proved reserves growth;

•	organic finding and development costs per Boe; and

•	net asset value per share growth.

These performance metrics were selected because the Compensation Committee and Longnecker & Associates believe that these performance metrics were relevant, objective measures of performance for the Company and management. They are also used by the management of the Company to evaluate the performance of the Company. In addition, the Compensation Committee retained the ability to apply discretion to awards under the 2008 Incentive Compensation Plan based on extenuating market circumstances or individual performance. The Compensation Committee sets target annual cash incentive award amounts such that a payout at the target level will result in each executive officer receiving a cash incentive award at or near the 50th percentile of comparably titled officers in the Company’s peer group. Pursuant to the 2008 Incentive Compensation Plan, the Compensation Committee set the target annual cash incentive award amount for 2008 to be 100% of 2008 base salary for each of Messrs. Leach and Beal, although awards to these officers may range from 0% to 200% of 2008 base salary depending on performance relative to performance metrics and subject to the discretion of the Compensation Committee. The annual cash incentive award for the other executive officers is allocated by the Compensation Committee from a bonus pool. The target amount of the annual cash incentive award pool for those officers is 68% of the aggregate of the 2008 base salaries of all officers other than the Chief Executive Officer and President, although the pool may range from 0% to 200% of the aggregate target bonus amounts (0% to 136% of the aggregate 2008 base salaries) depending on performance relative to performance metrics and subject to the discretion of the Compensation Committee. Once the annual cash incentive award pool amount is established, the Compensation Committee approves the allocation of annual cash incentive awarded to those officers after recommendations from and discussions with the Company’s Chief Executive Officer and President. Under the terms of the 2008 Incentive Compensation Plan, no officer participating in the pool can receive an annual cash incentive award in excess 200% of his base salary.

The payout of annual cash incentive awards, if any, is based upon the Company’s level of achievement with respect to the performance metrics, which are derived each year from the Company’s annual capital budgeting process and are based upon certain assumptions made by the Company’s management. If the Company achieves expected performance, the short term incentive program should pay out at target levels. In order to create additional incentive for exceptional Company performance, awards can be up to 200% of the base salary for each named executive officer, but it is not expected that payment at this level would be triggered in most years. In evaluating the Company’s achievement relative to various performance metrics, the Compensation Committee does not employ a formula or weighting of performance metrics, but rather subjectively evaluates performance in light of oil and gas industry fundamentals and assesses how effectively management adapts to changing industry conditions and opportunities during the year. The five performance metrics selected with respect to the 2008 Annual Incentive Compensation Plan are shown in the table below, together with the goals and actual levels of achievement.

	2008	2008
Performance Metric	Goal	Actual(1)

Production growth	20%	41%
EBITDAX per share(2)	$3.79	$5.06
Proved reserves growth	10%-15%	51%
Organic finding and development costs per Boe(3)	$11-$13	$10.19
Net asset value per share growth(4)	15%	47%

(1)	Includes effect of acquisitions.

(2)	The Company defines EBITDAX as net income, plus (i) exploration and abandonment expense; (ii) depreciation, depletion and amortization expense; (iii) accretion expense; (iv) impairments of long-lived assets; (v) non-cash stock based compensation expense; (vi) the ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges; (vii) interest expense; (viii) bad debt expense; and (ix) federal and state income taxes, less other ancillary income, including interest income, gathering income and rental income.

(3)	Organic finding and development costs per Boe are calculated by dividing exploration and development costs incurred for 2008 of approximately $339.0 million by extensions and discoveries, including performance revisions and excluding price revisions in 2008, of approximately 33.3 MMBoe.

(4)	Net asset value per share is computed by replacing the historical net basis of proved oil and gas properties in the December 31, 2008 consolidated balance sheet with the PV-10 of the Company’s proved oil and gas properties, utilizing predetermined commodity prices (that are the same for both the beginning and end of period calculation of net asset value), and by dividing the resulting value by the Company’s fully diluted shares outstanding.

In February 2009, the Compensation Committee reviewed the Company’s 2008 results relative to these performance metrics and determined that the Company’s performance far exceeded the goals for production growth, EBITDAX per share, proved reserves growth and net asset value per share growth. Additionally, the Compensation Committee noted that the Company was able to produce these results while achieving organic finding and development costs of $10.19 per Boe. Based on its review, the Compensation Committee approved an annual cash incentive award for each of Messrs. Leach and Beal equal to 175% of their target annual cash incentive award and established a bonus pool for the Company’s other executive officers equal to 175% of those officers’ aggregate target annual cash incentive awards. Allocations from the bonus pool to each executive officer were approved by the Compensation Committee after recommendations from and discussion with the Company’s Chief Executive Officer and President.

For 2009, the Compensation Committee has established the 2009 annual cash incentive compensation plan (the “2009 Incentive Compensation Plan”). The 2009 Incentive Compensation Plan is substantially similar to the

2008 Incentive Compensation Plan and will reward the Company’s executive officers for achievement relative to certain performance metrics, which include:

•	production growth;

•	EBITDAX per share;

•	proved reserves growth;

•	organic finding and development costs per Boe;

•	net asset value per share growth; and

•	any other performance metric considered by the Compensation Committee, in its discretion.

The Compensation Committee retains the ability to apply discretion to awards based on extenuating market circumstances or on Company or individual performance. Pursuant to the 2009 Incentive Compensation Plan, the Compensation Committee has set the target annual cash incentive award amount for 2009 to be 100% of the 2009 base salary for Mr. Leach, although the award to Mr. Leach may range from 0% to 200% of 2009 base salary depending on achievement relative to performance metrics and subject to the discretion of the Compensation Committee. The annual cash incentive award for other executive officers will be allocated from a bonus pool. The bonus pool for those officers is expected to be equal to 75% of the aggregate of their 2009 base salaries, although the bonus pool may range from 0% to 150% of the aggregate of their 2009 base salaries depending on achievement relative to performance metrics and subject to the discretion of the Compensation Committee. Mr. Beal has announced his intention to retire as an executive officer of the Company effective June 30, 2009, and upon his retirement will no longer be eligible to participate in the 2009 Incentive Compensation Plan.

Long-term Equity Incentive Compensation.  The annualized value of the long-term equity incentive compensation is intended to be the largest component of each named executive officer’s overall compensation package, because the Compensation Committee believes significant emphasis on stock-based compensation effectively aligns the interests of the Company’s named executive officers with those of its stockholders, providing incentive to the Company’s named executive officers to focus on the long-term success of the Company. In addition, the Company utilizes multi-year vesting periods, typically four years, when granting long-term equity incentive compensation to facilitate the compensation objective of retaining the Company’s named executive officers.

The value of each named executive officer’s annual long-term incentive award is set in the first quarter each year and is based significantly on the Compensation Committee’s review of peer group data provided by Longnecker & Associates that reflects the value of equity grants as a percentage of base salary for similarly titled positions at the Company’s peer group companies. Awards are targeted at the median of the Company’s peer group, which is consistent with the Compensation Committee’s overall compensation philosophy. In addition to peer group data, the Compensation Committee considers and reviews individual performance to determine the value of the long-term equity incentive award. The Compensation Committee considers the unvested portion of prior equity awards when determining future award levels. Awards are determined based on a dollar value, which, with respect to stock options, is converted to a number of stock options by reference to the estimated Black-Scholes value of the stock options on the date of grant.

Based on the foregoing considerations, the Company granted stock options in February 2008 to its named executive officers, as follows:

Shares Subject to
Name	2008 Stock Options

Timothy A. Leach	150,000
Steven L. Beal	150,000
Jack F. Harper	35,000
E. Joseph Wright	40,000
Curt F. Kamradt(1)	35,000

(1)	Mr. Kamradt resigned as the Company’s Vice President, Chief Financial Officer and Treasurer on June 23, 2008 and has forfeited 100% of these options.

In addition to annual grants to existing executive officers, the Compensation Committee has the discretion to approve long-term incentive awards in connection with hiring new executive officers. When hiring Mr. Holderness as the Company’s Vice President, Chief Financial Officer and Treasurer in August 2008, the Company awarded him 14,993 shares of restricted stock and stock options covering 35,000 shares, all of which vest in three equal annual installments beginning one year from the date of grant.

Stock Ownership Guidelines.  The Compensation Committee established stock ownership guidelines under which each of the Company’s Chief Executive Officer and President is expected to own shares of the Company’s common stock having a market value of at least five times their respective base salaries and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times their respective base salaries. All executive officers are expected to meet these guidelines within five years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align an executive’s interests more closely with those of the Company’s stockholders.

Potential Payments Upon a Termination or Change of Control.  The Company maintains an employment agreement with each of the named executive officers that provides potential severance payments upon the termination of their employment in certain situations. On December 19, 2008, the Company entered into new employment agreements with all of its executive officers, which became effective on January 1, 2009. These new employment agreements were entered into in anticipation of the expiration of the initial three year term of the employment agreements for most of the Company’s executive officers. The employment agreements for all of the Company’s executive officers were designed so that all of the officers would have employment agreements with the same term and similar severance and change of control provisions. The Compensation Committee was advised by Longnecker & Associates regarding market competitive levels for the compensation related terms and conditions in the new employment agreements. The new employment agreements contain substantially similar terms and conditions to those contained in the executives’ previous respective employment agreements, with the most significant changes being (i) the addition of a severance payment following the executive’s termination by reason of death or disability; (ii) the increase in the number of months’ severance to be paid following an involuntary termination that is not within a two year period following a change of control; and (iii) the addition of the executive’s average annual bonus into the severance payment calculation for an involuntary termination within a two year period following a change of control.

In the event that the employment of the executives is terminated by the Company other than for “cause” (and not by reason of death or disability) or if they terminate their employment following a “change in duties,” the executives will receive severance equal to twenty-four months of base salary (eighteen months of base salary in the case of executives other than Messrs. Leach and Beal), as well as up to twelve months continued medical benefits. If the same termination events fall within the two year period immediately following a change of control, each of the Company’s named executive officers is entitled to an increased severance payment equal to two years of base salary and average annual bonus, accelerated vesting of any unvested equity compensation awards, and up to eighteen months continued medical benefits.

The Company believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a publicly owned company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant volatility in the oil and gas industry, the transactional nature of the industry historically, and the quality of the Company’s workforce and asset base there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions provide an incentive for executives to continue to help successfully execute such a transaction from its early stages until consummation. The Compensation Committee believes that these severance and change of control arrangements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the attraction and retention of executive talent. More information on these severance and change of control agreements can be found below under “Potential Payments Upon a Termination or Change of Control.”

Other Benefits.  The Company’s executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company also provides vacation and other paid leave to all employees, including the Company’s executive officers, which are comparable to those provided within the oil and gas industry.

During 2008, the Company owned and operated an airplane and purchased hours in an additional aircraft program to facilitate the travel of executives in as safe a manner as possible and with the best use of their time. Under their employment agreements, Messrs. Leach and Beal are entitled to utilize the Company’s aircraft for business travel and reasonable personal travel in North America. The immediate family members of Messrs. Leach and Beal are also permitted to utilize the Company’s aircraft for reasonable personal use in North America. Messrs. Leach and Beal are not obligated to reimburse the Company for the use of such aircraft except when their immediate family members use such aircraft without one of Messrs. Leach or Beal accompanying them on the flight, in which case they are obligated to reimburse the Company for the variable costs of such use. The amount of personal and family use of the Company’s aircraft is subject to review and adjustment by the Compensation Committee.

The value of personal aircraft usage described above is based on the Company’s direct operating cost. This methodology calculates the Company’s incremental cost based on the average weighted cost of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and other variable costs. Since the Company’s aircraft is used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilot and other employee charges, purchase costs of the aircraft and non-trip-related hangar expenses. On occasions when the spouse or other family member of Messrs. Leach or Beal accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax and Accounting Policies.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of the Company’s Chief Executive Officer and other three most highly paid executive officers (other than its Chief Financial Officer). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Company’s annual cash incentive plan does not meet the definition of performance-based compensation for purposes of Section 162(m) of the Code primarily because it is not formula driven, the performance goals applicable under the plan have not been approved by the Company’s stockholders and the Compensation Committee retains the right to make subjective evaluations of performance, including an assessment of how effectively management adapts to changing industry conditions and opportunities during the year. Pursuant to a transition rule that applies to the Company, compensation attributable to the exercise of a stock option or the vesting of a restricted stock award granted under the Company’s 2006 Stock Incentive Plan will not be subject to the deduction limitation under Section 162(m) of the Code if the grant of the stock option or restricted stock award occurs on or before the earliest of (i) the material modification of such plan; (ii) the issuance of all shares of the Company’s common stock available for issuance under such plan; or (iii) the first meeting of the Company’s stockholders at which directors are to be elected that occurs after December 31, 2010. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

The Company accounts for equity compensation to its employees under SFAS 123(R), which requires the Company to estimate and record an expense over the service period of the award. However, for tax purposes, subject to any limitations under Section 162(m) of the Code, income recognized by employees from nonqualified stock options granted at fair market value should be deductible by the Company, but, to the extent that a stock option constitutes an incentive stock option, the Company will not be allowed a compensation deduction if there is no disqualifying disposition by the optionee. In addition, subject to any limitations under Section 162(m) of the Code, if the Company grants shares of restricted stock, the related compensation expense should be fully deductible by the Company at the time the award is otherwise taxable to the grantee.

The Company structures annual cash incentive compensation so that it is taxable to its executives at the time it becomes available to them. For tax purposes, cash compensation is recorded as an expense at the time the obligation is accrued.

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the Concho Resources Inc. 2006 Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal 2008 compensation awarded to, earned by or paid to the Company’s Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer, plus Mr. Kamradt, the Company’s former Vice President, Chief Financial Officer and Treasurer (the Company’s “named executive officers”). The table also sets forth information regarding the fiscal years’ 2007 and 2006 compensation for Messrs. Leach, Beal, Wright and Kamradt, because they were also named executive officers in 2007 and 2006.

						Non-equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary		Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total

Timothy A. Leach	2008	$433,333		$—	$914,632	$787,500	$52,701	$2,188,166
Chairman and Chief	2007	350,000		—	390,661	663,000	32,895	1,436,556
Executive Officer	2006	333,333		—	1,382,953	—	34,124	1,750,410
Steven L. Beal	2008	433,333		—	914,632	787,500	76,610	2,212,075
President and Chief	2007	350,000		—	390,661	663,000	24,302	1,427,963
Operating Officer	2006	333,333		—	1,382,953	—	18,395	1,734,681
Jack F. Harper	2008	225,000		24,660	633,698	275,000	13,538	1,171,896
Vice President — Business Development and Capital Markets
Darin G. Holderness	2008	88,294	(4)	101,849	124,679	153,000	3,763	383,291
Vice President — Chief Financial Officer and Treasurer
E. Joseph Wright	2008	250,000		—	411,563	306,000	15,038	982,601
Vice President —	2007	250,000		—	343,240	357,000	15,055	965,295
Engineering and Operations	2006	233,333		—	722,177	—	14,055	969,565
Curt F. Kamradt(5)	2008	125,000		—	—	—	7,519	132,519
Former Vice President,	2007	250,000		—	343,240	347,000	15,055	955,295
Chief Financial Officer and Treasurer	2006	233,333		—	722,177	—	13,883	969,393

(1)	Stock awards represent the dollar amount of compensation expense recognized by the Company for financial statement reporting purposes for the year ended December 31, 2008, determined in accordance with SFAS 123(R). The Company valued its restricted stock awards based on the median of the high and low market-quoted sales prices of the Company’s common stock on the grant date of the award. Stock option awards are valued as of the grant dates using the Black-Scholes option pricing model. Additional detail regarding the Company’s share-based awards is included in Note G of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Represents cash awards earned in 2008 and 2007 under the Company’s performance-based cash incentive plans.

(3)	“All Other Compensation” includes the Company contributions to the named executive officer’s 401(k) retirement accounts, life insurance premiums and other perquisites, as shown in the following table:

		Company
		Contributions to	Life Insurance	Use of	Total — All Other
Name	Year	401(k) Plan	Premiums	Aircraft	Compensation

Timothy A. Leach	2008	$15,475	$38	$37,188	$52,701
	2007	15,225	55	17,615	32,895
	2006	14,987	55	19,082	34,124
Steven L. Beal	2008	15,475	38	61,097	76,610
	2007	15,225	55	9,022	24,302
	2006	14,998	55	3,342	18,395
Jack F. Harper	2008	13,500	38		13,538
Darin G. Holderness	2008	3,750	13		3,763	(a)
E. Joseph Wright	2008	15,000	38		15,038
	2007	15,000	55	—	15,055
	2006	14,000	55	—	14,055
Curt F. Kamradt(b)	2008	7,500	19		7,519
	2007	15,000	55	—	15,055
	2006	13,828	55	—	13,883

(a)	Mr. Holderness is entitled to reimbursement of his relocation costs in excess of those paid under the Company’s standard relocation policy of up to $150,000, plus a gross-up for applicable taxes. No amount of this obligation was paid during 2008.
(b)	Mr. Kamradt resigned as the Company’s Vice President, Chief Financial Officer and Treasurer on June 23, 2008.

(4)	Mr. Holderness became the Company’s Vice President, Chief Financial Officer and Treasurer on August 25, 2008, and this amount represents a proportionate share of his 2008 base salary of $250,000.

(5)	Mr. Kamradt resigned from the Company effective June 23, 2008.

Grants of Plan-Based Awards

The table below sets forth the range of potential annual cash incentive awards for 2008 performance as a dollar amount for each of the named executive officers under the Company’s 2008 Annual Incentive Compensation Plan. The table also sets forth the number of shares of restricted stock and the number of stock options awarded during 2008 to the Company’s named executive officers under the Concho Resources Inc. 2006 Stock Incentive Plan.

					All Other
					Stock	All Other
					Awards:	Option	Exercise or		Grant Date
		Estimated Future Payouts			Number of	Awards:	Base Price	Closing	Fair Value
		Under Non-Equity Incentive			Shares of	Number of	of Option	Market	of Stock
		Plan Awards(1)			Stock or	Underlying	Awards	Price on	and Option
Name	Grant Date	Threshold	Target	Maximum(2)	Units(3)(4)	Options(3)(4)	($/Sh)(5)	Grant Date	Awards(6)

Timothy A. Leach	February 27, 2008	$—	$450,000	$900,000	—	150,000	$21.84	$22.82	$1,371,000
Steven L. Beal	February 27, 2008	—	450,000	900,000	—	150,000	21.84	22.82	1,371,000
Jack F. Harper	February 27, 2008	—	153,000	450,000	—	35,000	21.84	22.82	319,900
Darin G. Holderness	August 25, 2008	—	60,040	176,588	14,993	35,000	33.35	32.99	1,085,142
E. Joseph Wright	February 27, 2008	—	170,000	500,000	—	40,000	21.84	22.82	365,600
Curt F. Kamradt(7)	February 27, 2008	—	—	—	—	35,000	21.84	22.82	319,900

(1)	These columns show the range of potential values for the payout of the annual cash incentive awards for 2008 performance for each named executive officer. The potential payout is performance-based and driven by Company and individual performance. The actual amount of the annual cash incentive award paid for 2008 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For a detailed description of the performance metrics associated with the Company’s annual cash incentive awards, please see “— Compensation Discussion and Analysis — Elements of the Company’s Executive Officer Compensation Program — Performance-based Annual Cash Incentive Awards.”

(2)	The values in this column show the maximum amount of an annual cash incentive award under the Company’s 2008 Annual Incentive Compensation Plan, capped at 200% of the officer’s base salary for the year.

(3)	Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(4)	These shares of restricted stock and stock options vest in four equal annual installments beginning one year from the date of grant, except as to Mr. Holderness, whose shares of restricted stock and stock options vest in one-third increments beginning one year from the date of grant.

(5)	The exercise price for stock options is the average of the high and low market-quoted sales prices of the Company’s common stock on the grant date of award.

(6)	This column shows the grant date fair value of restricted stock computed in accordance with SFAS 123(R) and the grant date fair value of stock options computed in accordance with SFAS 123(R) granted to the named executive officers during 2008. Generally, the grant date fair value is expensed in the Company’s financial statements over the vesting schedule of the restricted stock and stock options.

(7)	Mr. Kamradt resigned as the Company’s Vice President, Chief Financial Officer and Treasurer on June 23, 2008, and has forfeited 100% of these stock options.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth, for each named executive officer, information about equity awards outstanding as of December 31, 2008:

	Option Awards							Stock Awards
				Equity Incentive				Equity Incentive		Equity Incentive
				Plan Awards:				Plan Awards:		Plan Awards:
				Number of				Number of		Payout Value of
	Number of			Securities				Unearned		Unearned
	Securities Underlying			Underlying				Shares,		Shares,
	Unexercised Options			Unexercised		Option	Option	Units, or Other		Units, or Other
	Vested		Vested	Unearned		Exercise	Expiration	Rights That Have		Rights That Have
Name	Exercisable		Unexercisable(1)	Options		Price	Date	Not Vested		Not Vested(5)

Timothy A. Leach	—		81,583	30,666	(1)(2)	$8.00	December 31, 2009	—		—
	—		81,583	30,666	(1)(2)	8.00	December 31, 2010	—		—
	—		81,581	30,709	(1)(2)	8.00	December 31, 2011	—		—
	69,630		—	19,639	(2)	8.00	August 13, 2014	—		—
	31,250		—	31,250	(3)	15.40	June 12, 2016	5,780	(4)	$131,900
	—		—	150,000	(6)	21.84	February 27, 2018	—		—
Steven L. Beal	—		81,583	30,666	(1)(2)	8.00	December 31, 2009	—		—
	—		81,583	30,666	(1)(2)	8.00	December 31, 2010	—		—
	—		81,581	30,709	(1)(2)	8.00	December 31, 2011	—		—
	69,630		—	19,639	(2)	8.00	August 13, 2014	—		—
	31,250		—	31,250	(3)	15.40	June 12, 2016	5,780	(4)	131,900
	—		—	150,000	(6)	21.84	February 27, 2018	—		—
Jack F. Harper	50,000		—	150,000	(7)	12.85	August 15, 2017	4,736	(8)	108,076
	—		—	35,000	(6)	21.84	February 27, 2018	—		—
Darin G. Holderness	—		—	35,000	(9)	33.35	August 25, 2018	14,993	(10)	342,140
E. Joseph Wright	—		36,260	13,629	(1)(2)	8.00	December 31, 2009	—		—
	—		36,260	13,629	(1)(2)	8.00	December 31, 2010	—		—
	—		36,254	13,649	(1)(2)	8.00	December 31, 2011	—		—
	30,947		—	8,728	(2)	8.00	August 13, 2014	—		—
	37,500		—	37,500	(3)	15.40	June 12, 2016	6,936	(4)	158,280
	—		—	40,000	(6)	21.84	February 27, 2018	—		—
Curt F. Kamradt	78,774	(11)	—	—		8.00	March 15, 2009	—		—

(1)	On November 16, 2007, the Company and each subject named executive officer entered into amendments to these stock option awards in order to cause these stock option awards to constitute deferred compensation that is compliant with Section 409A of the Code (“Section 409A”). In order to comply with Section 409A, it was necessary to amend these stock options to provide that they could only be exercised within certain pre-established time periods or upon the occurrence of certain specifically enumerated events (such as the executive’s death, disability, separation from service or the occurrence of a change of control).

The vested unexercisable stock options expiring on (i) December 31, 2009 are generally exercisable from January 1, 2009 through December 31, 2009, (ii) December 31, 2010 are generally exercisable from January 1, 2010 through December 31, 2010, and (iii) December 31, 2011 are generally exercisable from January 1, 2011 through December 31, 2011.

The unearned stock options expiring on (i) December 31, 2009 are generally exercisable from February 27, 2009 through December 31, 2009, (ii) December 31, 2010 are generally exercisable from January 1, 2010 through December 31, 2010, and (iii) December 31, 2011 are generally exercisable from January 1, 2011 through December 31, 2011.

Notwithstanding the foregoing, to the extent vested, these stock options may become exercisable on a date that is different than the date described in the preceding two paragraphs in the event of the named executive officer’s death, disability or separation from service or upon the occurrence of a change of control (as defined in Section 409A) of the Company.

(2)	These stock options vest on February 27, 2009.

(3)	These stock options vest in 50% increments on June 12, 2009 and 2010. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(4)	These shares of restricted stock vest in 50% increments on June 12, 2009 and 2010. However, vesting is accelerated upon the occurrence of a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(5)	Based on the closing price of the Company’s common stock of $22.82 on December 31, 2008.

(6)	These stock options vest in 25% increments on February 27, 2009, 2010, 2011 and 2012. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(7)	These stock options vest in one-third increments on August 15, 2009, 2010 and 2011. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(8)	These shares of restricted stock vest on August 1, 2009. However, vesting is accelerated upon the occurrence of a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(9)	These stock options vest in one-third increments on August 25, 2009, 2010 and 2011. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(10)	These shares of restricted stock vest in one-third increments on August 25, 2009, 2010 and 2011. However, vesting is accelerated upon the occurrence of a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(11)	Mr. Kamradt resigned as the Company’s Vice President, Chief Financial Officer and Treasurer on June 23, 2008. These vested exercisable stock options were exercised prior to their scheduled expiration on March 15, 2009.

Option Exercises and Stock Vested

The table below sets forth, for each named executive officer, information about option exercises and lapses of restrictions on restricted stock awards during 2008:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise(1)	Vesting	Vesting(2)

Timothy A. Leach	81,583	$1,189,886	5,781	$168,031
Steven L. Beal	81,583	1,546,707	5,781	168,031
Jack F. Harper	—	—	—	—
Darin G. Holderness	—	—	—	—
E. Joseph Wright	36,260	557,240	6,938	201,670
Curt F. Kamradt(3)	134,707	2,864,491	6,938	201,670

(1)	The value realized upon the exercise of stock options represents the number of stock options multiplied by the difference between the exercise price of the stock option and the closing market price of the Company’s common stock on the date of exercise.

(2)	The value realized on vesting represents the number of shares multiplied by the average of the high and low market-quoted sales prices of the Company’s common stock on the vesting date.

(3)	Mr. Kamradt resigned as the Company’s Vice President, Chief Financial Officer and Treasurer on June 23, 2008.

Potential Payments Upon a Termination or Change of Control

The Company maintains employment agreements with each of its named executive officers that provide for potential severance payments upon a termination of the executive’s employment under various circumstances, and the timing and form of the potential payment of benefits under the employment agreements may vary depending on whether the termination occurs in connection with a change of control. The named executive officers’ employment agreements are all substantially similar, so the following discussion will apply to each of the named executive officers unless specifically noted otherwise.

The Company and its named executive officers (other than Mr. Kamradt) entered into the current executive employment agreements on December 19, 2008, although the effective date for each agreement was January 1, 2009. As noted previously in “Compensation Discussion and Analysis,” the new employment agreements contain substantially similar terms and conditions to those contained in the executives’ previous employment agreements, with the most significant changes being: (i) the addition of a severance payment following the executive’s termination by reason of death or disability; (ii) the increase in the number of months’ severance to be paid following an involuntary termination that is not within a two year period following a change of control; and (iii) the addition of the executive’s average annual bonus in the severance payment calculation for an involuntary termination within a two year period following a change of control. A calculation of potential severance and benefit payments under the previous employment agreements in effect at December 31, 2008 would not provide an accurate reflection of the Company’s potential liabilities to its executives upon a termination of employment, so the description that follows is based on the new employment agreements that were effective January 1, 2009.

Mr. Kamradt is not included in the following discussion as he resigned his employment with the Company effective June 23, 2008. Mr. Kamradt voluntarily resigned from his employment and officer positions and the Company elected not to exercise the non-compete provisions of his employment agreement, so he did not receive any additional payments pursuant to his employment agreement in connection with his resignation. Mr. Kamradt also did not receive any acceleration of his unvested equity compensation awards at the time of his resignation, as a voluntary resignation is not considered a termination event that requires accelerated vesting or payment of the then-unvested equity compensation awards.

Employment Agreement Terms.  An “involuntary termination” is defined in the employment agreements as a termination of an executive’s employment that is not a voluntary resignation by the executive, unless such resignation occurs on or before a date that is sixty days following the date the executive receives a notice that a change in duties has occurred; an involuntary termination also does not include a termination for “cause” or any termination that results from the executive’s death or disability. A “change in duties” has two alternative definitions depending on whether or not the event happens within the two year period beginning on the date a change of control has occurred (the “change of control period”). A change of duties within a change of control period means (i) a material reduction in the nature or scope of an executive’s authorities or duties; (ii) a reduction in an executive’s base salary; (iii) a diminution in an executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans; (iv) a material diminution in an executive’s employee benefits and perquisites, or (v) a change in the location of an executive’s principal place of employment by more than ten miles. A change of duties prior to or following a change of control period will consist of a reduction in the rank of an executive’s title as an officer of the Company, a reduction in an executive’s base salary, or a material diminution in an executive’s employee benefits and perquisites from those substantially similar to those provided to similarly situated executives.

A termination for “cause” generally means that an executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (ii) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company; (iii) has willfully engaged in conduct that is materially injurious to the Company; (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (v) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony; (vi) has refused, without proper reason, to perform his duties; or (vii) has used Company securities owned or controlled by the executive as collateral for a securities margin account.

An executive will have incurred a “disability” if, as a result of an executive’s incapacity due to physical or mental illness, the executive has not been able to perform his full-time duties for a period of six consecutive months, and is unable to return to full-time employment within thirty days of receiving a notice of a termination.

A “change of control” is generally defined as: (i) a merger, consolidation, or the sale of all or substantially all of the Company’s assets if, (a) the holders of the Company’s securities prior to the transaction no longer own 50% or more of the securities of the resulting company immediately following the transaction in essentially the same proportion that existed immediately prior to the transaction, or (b) the members of the Company’s Board of Directors immediately prior to the transaction do not also constitute a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or complete liquidation of the Company; (iii) the date any person or entity acquires ownership or control of 50% or more of the combined voting power of the Company’s outstanding securities; or (iv) the members of the Company’s Board of Directors cease to constitute a majority of the board as a result of or in connection with a contested election of directors.

Potential Severance Benefits.  In the event that an executive’s employment is terminated due to his death or disability, the executive will receive a payment equal to his annual base salary, to be paid out in twenty-four equal monthly installments (or eighteen equal monthly installments in the case of Messrs. Harper, Holderness and Wright), as well as a lump sum payment within thirty days of the termination that equals the pro-rated annual target bonus for the year in which the termination occurs.

If an involuntary termination occurs outside of a change of control period, the executive will continue to receive his base salary for twenty-four months (or eighteen months in the case of Messrs. Harper, Holderness and Wright) and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active senior executives for similar coverage. An involuntary termination within the change of control period, however, will trigger a severance payment equal to two times the sum of his annual base salary and average (using the prior two years) annual bonus (which amount will either be paid in a single payment on or before the fifth day following the executive’s termination of employment [subject to any delay required under Section 409A of the Code] or divided into twenty-four monthly installments [or eighteen monthly installments in the case of Messrs. Harper, Holderness and Wright], depending on the nature of the change of control), all of his stock options and restricted stock awards will vest in full, and the Company will reimburse him for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active senior executives for similar coverage. If any of the severance payments described in this paragraph are not made when due, the Company shall also pay interest on the amount payable from the date it should have been made until such time as the payment is actually made, interest to be the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal New York office.

The employment agreements do not provide for tax “gross-up” payments. If the total amount of payments to be provided by the Company in connection with a change of control would cause any of the named executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred; this generally means that the full payment would be reduced to $1.00 less than three times the executive’s base amount (as defined in Section 280G of the Code).

Restrictions and Conditions to Receiving Severance Benefits under the Employment Agreements.  Each executive must execute and not revoke a general release agreement before receiving any severance or benefits pursuant to his employment agreement. The release shall discharge the Company and its affiliates, as well as officers, directors and employees of the Company and its affiliates, from any claims or judicial actions arising out of the executive’s employment or termination of employment. The release must be executed and irrevocable within 55 days of the executive’s termination of employment.

Section 409A of the Code can subject an executive to a 20% tax, in addition to normal income taxes, in the event that payments are not structured to be compliant with Section 409A of the Code and its regulations. If the executives are “specified employees” according to Section 409A of the Code at the time of their termination of employment, the payment of severance benefits may be delayed for a period of six months in order to remain in compliance with this Code section, despite the timing otherwise provided for in the employment agreements. This six month delay period will not be considered a “late” payment, however, for purposes of crediting late payments with interest as described above.

The named executive officers are also subject to non-compete and related restrictions. During the term of his employment agreement and for a period of one year following a termination of employment for any reason (the “non-compete period”), the executive may not hire, contract or solicit the Company’s employees for his own benefit or for the benefit of any other person or entity, nor may he encourage any Company employee to leave the Company’s employ for any reason. Within the geographical area or market where the Company is conducting (or within the twelve months prior to the executive’s termination of employment, has conducted) business, the executive may not participate in the ownership, management, operation of or have any financial interest in a business that is similar to the Company or that is a competitor of the Company, attempt to solicit or divert the Company’s customers or vendors, or call upon a prospective acquisition candidate on his own behalf or on behalf of another entity if the Company is also negotiating for that potential acquisition. However, in the event the executive resigns under circumstances that would not be considered an involuntary termination or either party provides written notice to the other that the term of the employment agreement will not automatically renew, then the post-employment restriction relating to the participation in the ownership, management, operation or financial interest in a competitive operation will only apply for a number of months (not in excess of twelve) selected by the Company and the Company must continue to pay the executive his base salary for the number of months, if any, selected by the Company.

Long-Term Incentive Plan.  In addition to the accelerated vesting of equity compensation awards as noted within the executive employment agreements, certain stock option and restricted awards granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) also provide for the accelerated vesting of such awards in various termination of employment and change of control scenarios. While the named executive officers are generally granted restricted stock awards under the 2006 Plan that have a vesting period of four years, (a) for restricted stock awards made on or before December 31, 2008, the restricted shares will vest in full upon the occurrence of a change of control, and (b) for restricted stock awards made after December 31, 2008, the occurrence of a termination of employment by reason of death or disability or the occurrence of an involuntary termination within the two year-period after a change of control will result in the full vesting of the restricted shares. The definitions for change of control and involuntary termination in the 2006 Plan restricted stock award agreements are identical to the same terms as found in the employment agreements. The Company does not currently provide for accelerated vesting of stock options upon a termination of an executive’s employment pursuant to the 2006 Plan or an individual award agreement, but as noted above, the executive employment agreements will govern the accelerated vesting of stock options following an involuntary termination within the change of control period. However, certain stock options that were granted on or before February 23, 2006 (the “Pre-Combination Options”) include special provisions that affect the vesting and/or the time of exercise of such options in the event of a termination of employment or a change of control of the Company. The Pre-Combination Options (which became fully vested pursuant to their terms on February 27, 2009) are the stock options with an $8.00 option exercise price as shown in the table above under “Outstanding Equity Awards at Fiscal Year-End.” As shown in such table, a portion of the Pre-Combination Options were not earned (vested) as of December 31, 2008, and a portion of the Pre-Combination Options were earned (vested) but were unexercisable by the named executive officer as of such date. The unvested portion of the Pre-Combination Options would have fully vested upon an involuntary termination of employment or a change of control of the Company (based on definitions of such terms that were different than the definitions of such terms included in the employment agreements). Accordingly, the unvested portion of the Pre-Combination Options is included where appropriate in the table below that summarizes potential payments to the named executive officers upon certain events that are assumed to occur on December 31, 2008. The vested but unexercisable portion of the Pre-Combination Options has not been included in the table below because the named executive officers had a nonforfeitable interest in such options as of December 31, 2008 (other than in connection with a termination for cause), and the effect of a termination of employment or a change of control of the Company on such portion of such options would have merely changed the time period during which the executive was allowed to exercise such portion of such options.

The table below summarizes potential payments to each named executive officer assuming that one of the events described in the table below occurs. The table assumes that the event occurred on December 31, 2008, when the closing price of the Company’s common stock was $22.82. The values below are the Company’s best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a change of control as of December 31, 2008, as a true value could not be determined with absolute certainty until an actual termination or change of control of the Company occurs. The Company has also assumed for purposes of these calculations that all payments were made in a timely manner and that no interest accrued on the original payment amount.

		Involuntary	Involuntary
		Termination	Termination	Upon a Change
		Outside of	Within a	of Control
		a Change	Change of	(Without a	Termination
	Voluntary	of Control	Control	Termination of	Due to Death or
Name	Termination(1)	Period(2)	Period(3)	Employment)(4)	Disability(5)

Timothy A. Leach
Salary	$450,000	$900,000	$900,000	$—	$450,000
Bonus	—	—	663,000	—	450,000
Accelerated Equity(6)	—	1,655,098	2,165,872	1,786,997	—
Continued Medical	—	17,508	26,262	—	—

Total(7)	$450,000	$2,572,606	$3,755,134	$1,786,997	$900,000

Steven L. Beal
Salary	$450,000	$900,000	$900,000	$—	$450,000
Bonus	—	—	663,000	—	450,000
Accelerated Equity(6)	—	1,655,098	2,165,872	1,786,997	—
Continued Medical	—	17,508	26,262	—	—

Total(7)	$450,000	$2,572,606	$3,755,134	$1,786,997	$900,000

Jack F. Harper
Salary	$225,000	$337,500	$450,000	$—	$225,000
Bonus	—	—	188,012	—	153,000
Accelerated Equity	—	—	1,637,876	108,076	—
Continued Medical	—	17,508	26,262	—	—

Total(7)	$225,000	$355,008	$2,302,150	$108,076	$378,000

Darin G. Holderness
Salary	$250,000	$375,000	$500,000	$—	$250,000
Bonus	—	—	—	—	170,000
Accelerated Equity	—	—	342,140	342,140	—
Continued Medical	—	17,508	26,262	—	—

Total(7)	$250,000	$392,508	$868,402	$342,140	$420,000

E. Joseph Wright
Salary	$250,000	$375,000	$500,000	$—	$250,000
Bonus	—	—	357,000	—	170,000
Accelerated Equity(6)	—	735,591	1,211,320	893,870	—
Continued Medical	—	17,508	26,262	—	—

Total(7)	$250,000	$1,128,099	$2,094,582	$893,870	$420,000

(1)	This column represents the amounts payable to the executive if he resigns under circumstances that would not be considered an involuntary termination or if either party to the employment agreement provides written notice to the other that the term of the employment agreement will not automatically renew. Under such circumstances, the employment agreements provide the Company with the option to choose the number of months in which to enforce certain post-employment non-compete provisions. The values disclosed in this column assume that the Company has chosen to enforce the non-compete provisions for the maximum allowable time period of twelve months, although these amounts would be lower in the event that the Company chooses a shorter period of time.

(2)	The values in this column for “Salary” reflect the aggregate amount of continued monthly salary (as in effect on December 31, 2008) for Messrs. Leach and Beal for a period of 24 months, and for Messrs. Harper, Holderness and Wright, a period of eighteen months. The values in this column for “Continued Medical” include twelve months of continued coverage for each executive and his dependents. The values in this column for “Accelerated Equity” include the accelerated value of the unvested portion of the Pre-Combination Options.

(3)	The values in this column for “Salary” reflect two times the executive’s annual base salary as in effect on December 31, 2008. The values in this column for “Bonus” were calculated by multiplying two times the executive’s average annual bonus as defined in the employment agreements. The values in this column for “Accelerated Equity” include the accelerated value of both unvested stock option and restricted stock awards held by each executive as of December 31, 2008. The amounts in this column for “Continued Medical” include eighteen months of continued coverage for each executive and his dependents.

(4)	This column represents what each executive would receive upon a change of control without a termination of employment. The values in this column for “Accelerated Equity” include the accelerated value of (a) the unvested potion of the Pre-Combination Options granted to the executive and (b) restricted stock awards held by each executive as of December 31, 2008.

(5)	The values in this column for “Salary” represent the executive’s annual salary (as in effect on December 31, 2008). The values in this column for “Bonus” include the executive’s full target bonus for the 2008 year, as a proration was unnecessary for a termination on December 31, 2008.

(6)	As discussed above, the values for “Accelerated Equity” do not include the portion of the Pre-Combination Options that vested prior to December 31, 2008.

(7)	The total represents the maximum value of the payments and benefits that the executive would receive upon the occurrence of a change of control or the referenced termination of employment. However, if the total amount of payments and benefits to be provided to the executive would cause the executive to incur “golden parachute” excise tax liability, then any payments and benefits provided under the executive’s employment agreement may be reduced to the extent necessary to eliminate the application of the excise tax if that will leave the executive in a better after-tax position than if no such reduction had occurred. Accordingly, the total value of the payments and benefits that the executive would receive under such circumstances may be less than the total reflected in the table.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During 2008, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Related Persons Transactions” below, no such person had any relationship with the Company requiring disclosure herein. During 2008, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Members of the Compensation Committee:

A. Wellford Tabor (Chairman)
William H. Easter III
W. Howard Keenan, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of common stock as of April 15, 2009, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary.

	Number of	Percentage
Name of Beneficial Owner or Identity of Group	Shares	of Class(1)

FMR LLC(2)	12,704,266	14.9%
Chase Oil Corporation(3)	6,516,268	7.6%
Mack C. Chase(4)	6,516,268	7.6%
Capital World Investors(5)	5,076,880	6.0%
Yorktown Energy Partners VI, L.P.(6)	4,506,379	5.3%
Yorktown Energy Partners V, L.P.(6)	1,928,465	2.3%

Timothy A. Leach(7)(8)	1,159,078	1.4%
Steven L. Beal(7)(8)(9)	1,127,104	1.3%
Jack F. Harper(7)(8)	70,839	*
Darin G. Holderness(7)(8)	22,346	*
E. Joseph Wright(7)(8)	417,820	*

Tucker S. Bridwell(8)(10)	334,648	*
William H. Easter III(8)	21,628	*
W. Howard Keenan, Jr.(6)(8)(11)	6,496,305	7.6%
Ray M. Poage(8)	13,628	*
A. Wellford Tabor(8)(12)	16,128	*

Curt F. Kamradt(13)	283,639	*
All directors and executive officers as a group (12 persons)(6)(8)(10)(11)(12)(14)	10,233,950	12.0%

*	Less than 1%.

(1)	Based upon an aggregate of 85,220,187 shares outstanding as of April 15, 2009.

(2)	According to Amendment No. 1 to a Schedule 13G, dated February 13, 2009, filed with the SEC by FMR LLC, it has sole voting power over 350,210 of these shares, no voting power over the remainder and the sole dispositive power over all of these shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	The address of Chase Oil Corporation is P.O. Box 1767, Artesia, NM 88211-1767. The directors of Chase Oil Corporation are Mack C. Chase, Robert C. Chase and Richard C. Chase.

(4)	Mr. Chase owns a majority of the voting stock of Chase Oil Corporation and therefore may be deemed to have voting and investment power with respect to the shares owned by Chase Oil Corporation. Mr. Chase disclaims beneficial ownership in the shares owned by Chase Oil Corporation, except to the extent of his pecuniary interest in Chase Oil Corporation. The address of Mr. Chase is P.O. Box 693, Artesia, NM 88211-0693.

(5)	According to a Schedule 13G, dated February 9, 2009, filed with the SEC by Capital World Investors, it has sole voting power and sole dispositive power over all of these shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)	The address of Mr. Keenan, Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. is 410 Park Avenue, 19th Floor, New York, NY 10022. Includes 2,968 shares and 7,032 shares attributed to Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P., respectively, but issued to Mr. Keenan as director compensation as the nominee of those entities.

(7)	The number of shares beneficially owned includes the following shares that are subject to stock options that were exercisable as of or will become exercisable within sixty days of April 15, 2009:

Holder	Shares
Timothy A. Leach	173,644
Steven L. Beal	229,769
Jack F. Harper	58,750
Darin G. Holderness	—
E. Joseph Wright	139,934

(8)	Executive officer or director of the Company.

(9)	Includes 886,388 shares that are pledged to secure a bank loan.

(10)	Includes 43,312 shares owned by Mansefeldt Investment Corporation and 243,220 shares owned by the Dian Graves Owen Foundation.

(11)	Includes (i) 6,434,844 shares of common stock owned by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. Mr. Keenan is a member and a manager of the general partners of Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. and holds all securities received as director compensation for the benefit of those entities; Mr. Keenan disclaims beneficial ownership of all such securities, as well as those held by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P., except to the extent of his pecuniary interest therein; and (ii) 61,461 shares beneficially owned and received as prorata distributions from Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P.

(12)	Mr. Tabor is a member of Wachovia Capital Partners (“WCP”) and holds all securities received as director compensation prior to January 1, 2009 for the benefit of WCP. Mr. Tabor disclaims beneficial ownership of all securities held for, as well as those held by, WCP and its affiliates, except to the extent of his pecuniary interest therein.

(13)	Mr. Kamradt resigned as the Company’s Vice President, Chief Financial Officer and Treasurer on June 23, 2008. The number of shares indicated is based on the last report on Form 4 filed by Mr. Kamradt on June 16, 2008.

(14)	The number of shares beneficially owned includes 755,803 shares that are subject to stock options that were exercisable or will become exercisable within sixty days of April 15, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company is aware that Ray M. Poage, Director, did not timely file one report on Form 4 covering a grant of restricted shares to him on or about August 7, 2008. The Company believes that all other required reports were timely filed during 2008.

RELATED PERSON TRANSACTIONS

General

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors (“RPT Policy”) on November 8, 2007, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402;

•	any transaction with an entity at which the related person’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the entity’s annual revenues; and

•	transactions with Chase Oil Corporation (“Chase Oil”) and its affiliates, pursuant to which the Company acquires equipment, services or supplies in the ordinary course of its oil and gas business.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There were no related persons transactions during 2008 which were required to be reported in “Related Persons Transactions,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Prior to the adoption of the RPT Policy, the Company entered into the following transactions and contractual arrangements involving its officers, directors or principal stockholders. None of these transactions were reviewed by the Audit Committee. The Company believes that the terms of these arrangements and agreements were at least as favorable as they would have been had it contracted with unrelated third parties under the same or similar circumstances.

Transactions Involving Directors

The Company leased certain mineral interests in Andrews County, Texas from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid royalties of approximately $332,000 during the year ended December 31, 2008 attributable to such mineral interests. The Company owed this partnership royalty payments of approximately $13,000 at December 31, 2008.

Mr. Tabor, one of the Company’s directors, is a member of Wachovia Capital Partners, a merchant banking arm of Wells Fargo & Company. An affiliate of Wachovia Capital Partners and Wells Fargo & Company is one of the Company’s stockholders. In addition, both Wachovia Bank, National Association and Wells Fargo Bank, N.A. are affiliates of Wells Fargo & Company and are lenders under the Company’s revolving credit facility and counterparties under certain of the Company’s hedging instruments.

Transactions Involving Executive Officers

Overriding Royalty Interests.  Prior to the formation of Concho Equity Holdings Corp., Messrs. Leach, Beal, Copeland, Kamradt and Wright acquired working interests in 120 undeveloped acres located in Lea County, New Mexico. In connection with the formation of Concho Equity Holdings Corp., these working interests were sold to that company in November 2004 for $120,000 in the aggregate, and Messrs. Leach, Beal, Copeland, Kamradt and Wright each retained a 0.25% overriding royalty interest in any production attributable to this acreage. The Company has not drilled any wells that are subject to these overriding royalty interests and, therefore, no payments have been made in connection with these interests.

In April 2005, the Company acquired certain working interests in properties located in Culberson County, Texas for approximately $2.5 million from an entity partially owned by David M. Thomas III, an executive officer of the Company until March 31, 2008. In connection with this acquisition, such entity retained a 2% overriding royalty interest in the acquired properties, which overriding royalty interest was later conveyed in equal shares by such entity to Mr. Thomas and a non-executive employee of the Company.

Transactions Involving Chase Oil Corporation and its Affiliates

Silver Oak Drilling Contracts.  Silver Oak Drilling, LLC, an affiliate of Chase Oil, owns and operates drilling rigs, four of which the Company uses for a substantial portion of its operations in Southeast New Mexico. During the year ended December 31, 2008, the Company paid Silver Oak Drilling approximately $18.3 million for drilling services in Southeast New Mexico. The Company’s contracts with Silver Oak Drilling will terminate on August 1, 2009.

Saltwater Disposal Services Agreement.  Among the assets the Company acquired from Chase Oil in February 2006 is an undivided interest in a saltwater gathering and disposal system in Southeast New Mexico, which is owned and maintained under a written agreement among the Company and Chase Oil and certain of its affiliates, and under which the Company as operator gathers and disposes of produced water . The system is owned jointly by the Company and Chase Oil and its affiliates in undivided ownership percentages, which are annually redetermined as of January 1 on the basis of each party’s percentage contribution of the total volume of produced water disposed of through the system during the prior calendar year. As of January 1, 2009, the Company owned 95.4% of the system and Chase Oil and its affiliates owned 4.6%.

Software License Agreement.  As of March 1, 2006, the Company entered into a Software License Agreement with Enertia Software Systems, which is an affiliate of Chase Oil, with an initial term of 99 years. The Company is using the subject software in the following software functional areas: accounting and financial reporting, well production and field data gathering, land and contracts, and payroll processing. The Software License Agreement provides for up to fifty-five concurrent users with the ability for the Company to upgrade in five concurrent user increments for a one-time license fee of $50,000 for each concurrent user increment. The license can be terminated by either party by providing notice to the other party at least six months prior to the date on which the termination will be effective. During the year ended December 31, 2008, the Company paid Enertia approximately $258,000 for consulting and programming services, $233,000 for additional licensing fees and $22,000 for annual maintenance fees, a total of $513,000.

Overriding Royalty Interests.  Certain persons affiliated with Chase Oil own overriding royalty interests in some of the properties which the Company operates. The aggregate amount of royalty payments made in connection with these overriding royalty interests was approximately $3.1 million during the year ended December 31, 2008.

Other Transactions.  The Company also conducts business from time to time with other companies that are affiliated with Chase Oil, with respect to oilfield services or supplies and other services that the Company uses in the ordinary course of its operations. The Company is not required to purchase products or services from these companies, and the Company is able to purchase these products and services from other vendors who are not affiliated with Chase Oil. During the year ended December 31, 2008, the Company paid the approximate amounts indicated to the following such affiliates of Chase Oil:

Name of Vendor	Expenditures

Production Specialty Services, Inc.	$2,020,000
Catalyst Oilfield Services LLC	1,927,000
Deer Horn Aviation Ltd. Co.	383,000

Total	$4,330,000

Registration Rights Agreement

Demand Registration Rights.  The Company is a party to a registration rights agreement with certain of its stockholders, including Chase Oil, certain of the Company’s executive officers and the former stockholders of Concho Equity Holdings Corp., which was later merged into a wholly owned subsidiary of the Company. According to the registration rights agreement, holders of either 20% of the aggregate shares held by Chase Oil or 20% of the aggregate shares held by the former stockholders of Concho Equity Holdings Corp. may request in writing that the Company register their shares by filing a registration statement under the Securities Act of 1933 (the “Securities Act”), so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50 million.

Piggy-back Registration Rights.  If the Company proposes to file a registration statement under the Securities Act relating to an offering of the Company’s common stock (other than on a Form S-4 or a Form S-8), upon the written request of holders of registrable securities, the Company will use its commercially reasonable efforts to include in such registration, and any related underwriting, all of the registrable securities requested to be included, subject to customary cutback provisions. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

Registration Procedures and Expenses.  The Company generally will bear the registration expenses incurred in connection with any registration, including all registration, filing and qualification fees, printing and accounting fees, but excluding underwriting discounts and commissions. The Company has agreed to indemnify the subject stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement. The Company is not obligated to effect any registration more than one time in any six-month period and these registration rights terminate on August 7, 2017.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2010 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send it to the Company’s General Counsel and Secretary at 550 West Texas Avenue, Suite 100, Midland, Texas 79701, so that it is received no later than February 2, 2010. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote at the Company’s 2010 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2010 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Company’s bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s General Counsel and Secretary at the address shown above, so that it is received between February 8, 2010 and March 10, 2010.

Solicitation of Proxies

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company, and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, the Company estimates that it will pay approximately $50,000 in the aggregate for fees and expenses. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders of the Company. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders, will be borne by the Company.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 2, 2009:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AND THE 2008 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT http://www.conchoresources.com/proxy.

The Company’s Annual Report to Stockholders for the year ended December 31, 2008, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary. A copy of this Proxy Statement and the Company’s Annual Report to Stockholders will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Proxy Statement or the Company’s Annual Report to Stockholders was delivered. Requests may be made by writing to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary or by calling 432-683-7443.

* * * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

☐               ■
CONCHO RESOURCES INC.
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints David W. Copeland, Jack F. Harper, Darin G. Holderness and Matthew G. Hyde as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc. held of record by the undersigned on April 17, 2009, at the 2009 Annual Meeting of Stockholders to be held at 3:00 p.m. in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall, Midland, Texas, on June 2, 2009, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

■	14475 ■

2009 ANNUAL MEETING OF STOCKHOLDERS OF
CONCHO RESOURCES INC.
June 2, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Annual Report, Notice of Meeting and Proxy Statement
are available at http://www.conchoresources.com/proxy.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■ 20230000000000000000 0	060209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐	FOR ALL NOMINEES	NOMINEES: ¡ Steven L. Beal ¡ Tucker S. Bridwell
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the director nominees and “FOR” proposal 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■